Exhibit 10.69

2025 Director Compensation Summary

The following table sets forth the current compensation received by directors of Domino’s Pizza, Inc. (excluding the Company’s Chief Executive Officer) for service on the Board of Directors, Audit Committee, Compensation and Human Capital Committee and Nominating & Corporate Governance Committee:

Annual Retainer	Amount
Board of Directors	$90,000

Lead Independent Director	$25,000

Audit Committee
Chairperson	$35,000
Member	$15,000

Compensation and Human Capital Committee
Chairperson	$25,000
Member	$10,000

Nominating & Corporate Governance Committee
Chairperson	$20,000
Member	$10,000

Annual Equity Award	Value
Target grant date fair value	$190,000
Award vests on first anniversary of the grant date